Exhibit (d)(131)

NORTHERN FUNDS

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EXPENSE

REIMBURSEMENT AND ADVISORY FEE WAIVER AGREEMENT

This Amendment, dated as of the 24th day of February, 2012 is entered into by and between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended, and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to Global Tactical Asset Allocation Fund of the Trust (the “Fund”) pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) among the Trust, NTI and Northern Trust Global Investments Limited dated January 29, 2008, as amended.

WHEREAS, NTI has undertaken to reimburse expenses for the Fund and to limit the investment advisory fee of the Fund pursuant to an Amended and Restated Expense Reimbursement and Advisory Fee Waiver Agreement dated November 4, 2011 (the “Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1.         Section 4 of the Agreement shall be revised to read as follows:

The termination date of this Agreement is July 31, 2013 (the “Initial Term”).

2.         Except to extent amended and restated hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended and restated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NORTHERN FUNDS	NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Lloyd A. Wennlund	By: /s/ Eric Schweitzer
Name: Lloyd A. Wennlund	Name: Eric Schweitzer
Title: President	Title: Senior Vice President